UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2024

FIGS, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40448	46-2005653
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2834 Colorado Avenue, Suite 100
Santa Monica, California		90404
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (424) 300-8330

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	FIGS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company
☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Melanie Whelan
On December 18, 2024, the board of directors (the “Board”) of FIGS, Inc. (the “Company”) appointed Melanie Whelan to serve as a member of the Board, effective January 1, 2025 (the “Effective Date”). Ms. Whelan will serve as a Class II director with a term expiring at the 2026 annual meeting of stockholders and until her successor is elected and qualified or her earlier death, disqualification, resignation or removal. The Board also appointed Ms. Whelan to serve as chairperson of the Compensation Committee of the Board (the “Compensation Committee”) and as a member of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), in each case effective as of the Effective Date. As of the Effective Date, the Compensation Committee will consist of Melanie Whelan (Chair), Jeffrey Wilke and J. Martin Willhite and the Nominating Committee will consist of J. Martin Willhite (Chair), Sheila Antrum and Melanie Whelan.
Ms. Whelan has served as a Managing Director at Summit Partners, a growth equity investment firm, since June 2020, and served as an Executive in Residence from January to June 2020. Previously, from June 2015 to November 2019, Ms. Whelan served as Chief Executive Officer of SoulCycle Inc., an indoor cycling fitness company, and before that as Chief Operating Officer from April 2012 until May 2015. Prior to joining SoulCycle, from January 2007 to April 2012, Ms. Whelan was Vice President of Business Development at Equinox Holdings, Inc., a luxury fitness company. Prior to Equinox, she also held leadership positions with Virgin Management, where she was on the founding team of Virgin America, and with Starwood Hotels & Resorts, a hospitality company. Ms. Whelan has also served on the board of directors of Chegg, Inc., an education technology Company, since 2019, and on the Board of Trustees of Southern New Hampshire University since 2020. Ms. Whelan holds a B.A. in Engineering and Economics from Brown University.
Upon the Effective Date, Ms. Whelan is eligible to participate in the Company’s Non-Employee Director Compensation Program, which provides for (i) an annual cash retainer of (a) $50,000 for serving on the Board, (b) $15,000 for service as chairperson of the Compensation Committee and (c) $5,000 for service as a member of the Nominating Committee, (ii) an initial grant of restricted stock units (“RSUs”) for the number of shares of the Company’s Class A common stock equal to $150,000, multiplied by a fraction, (a) the numerator of which is the difference between 365 and the number of days from June 5, 2024 through the Effective Date and (b) the denominator of which is 365, divided by the closing price for the Company’s Class A common stock on the Effective Date, and that vests in full on the earlier to occur of (x) the one-year anniversary of the Effective Date and (y) the date of the Company’s next annual meeting of stockholders following the Effective Date, subject to continued service through the applicable vesting date, and (iii) an annual grant, on the date of the Company’s next annual meeting of stockholders, of RSUs for that number of shares of Class A common stock with a value of $150,000, and that vests in full on the earlier to occur of (x) the one-year anniversary of the applicable grant date and (y) the date of Company’s next annual meeting of stockholders following the grant date, subject to continued service through the applicable vesting date.
The Company also expects Ms. Whelan to enter into its standard indemnification agreement for directors and officers.
Departure of A.G. Lafley
On December 16, 2024, A.G. Lafley notified the Company of his resignation from the Board, effective December 31, 2024. Mr. Lafley’s resignation is not a result of any disagreement with the Company, including on any matter relating to the Company’s operations, policies or practices.
Item 7.01 Regulation FD Disclosure.
On December 19, 2024, the Company issued a press release announcing the appointment of Ms. Whelan to the Board and the resignation of Mr. Lafley from the Board. The full text of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K (this “Report”).
The information in Item 7.01 of this Report (including Exhibit 99.1 attached hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly provided by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1*	Press Release of the Company, dated December 19, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	This exhibit related to Item 7.01 shall be deemed to be furnished, and not filed.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIGS, INC.
Date:	December 19, 2024	By:	/s/ Todd Maron
		Name:	Todd Maron
		Title:	Chief Legal Officer